Exhibit 10.16

Dr. Keith Blundy
Chief Operating Officer
Cancer Research Technology Limited
Sardinia House
Sardinia Street
London WC2A 3NL

9 March 2004

Dear Dr. Blundy:

Re:
Amended and Restated License Agreement between Cancer Research Technology Limited (formerly Imperial Cancer Research Technology Limited) and Biomira Inc. dated 14th November 2000 (the "License")

1.
Defined terms used in this letter but not defined in this letter are as defined in the License.

2.
Article 5.1 of the License provides that where Biomira Inc. ("Biomira") grants a sublicense under the License, Biomira shall pay to Cancer Research Technology Limited ("CRTL") a royalty on any Sublicense Revenue received by Biomira.

3.
Pursuant to Article 3.3 of the License we have sought your consent to grant a sublicense under the License to Cancer Vac Pty Limited ("Cancer Vac") and we have provided you with the Final Draft of the proposed sub-license (the "Draft").

4.
Pursuant to Section 2.7 of the Final Draft as a result of Cancer Vac and Prima Biomed Limited executing and delivering to Biomira the subscription agreement and the shareholder agreement referred to in that Section, we will receive shares in Cancer Vac which we warrant are currently valued at [+] (the "Shares").

5.
In consideration for CRTL's consent to the proposed sub-license which shall be provided by a side-letter from you to us, we confirm that the Shares will be treated as Sublicense Revenue for the purposes of the License, at the value at which they are currently valued.

6.
We therefore confirm that upon execution of the sub-License, CRTL shall be entitled to Sublicense Revenue royalty in the sum of [+] which shall be creditable against the minimum Sublicense Revenue royalties as provided for in the License and already paid by Biomira to CRTL.

BIOMIRA INC. 2011 - 94 St. Edmonton, AB, Canada T6N 1H1    Tel: (780) 450-3761    Fax: (780) 463-0871
http://www.biomira.com

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

  7.
  Applicable law and jurisdiction governing this letter of agreement shall be determined in accordance with the provisions of Article 14 of the License.

I would be grateful if you would confirm your agreement to the terms of this letter by signing both copies and returning one copy to me.

Yours sincerely,
BIOMIRA INC.
Per:
/s/ Edward A. Taylor Edward A. Taylor Vice President Finance & Administration & CFO	/s/ Robert D. Aubrey Robert D. Aubrey Vice President Marketing & Business Development

Confirmed and agreed to by Cancer Research Technology Limited as of 9 March 2004.

Signature:	/s/ K S Blundy
Print Name:	K S Blundy
Title:	COO

BIOMIRA INC. 2011 - 94 St. Edmonton, AB, Canada T6N 1H1    Tel: (780) 450-3761    Fax: (780) 463-0871
http://www.biomira.com

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES